UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

Constellation Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value

(Title of Class of Securities)

210373106

(CUSIP Number)

July 23, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 210373106

1.	Name of Reporting Persons Venrock Associates V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,740,945(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,740,945(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,740,945(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 6.8%(4)

12.	Type of Reporting Person (See Instructions) PN

(1)                                 This Schedule 13G is being filed by (i) Venrock Associates V, L.P. (“VA-V”), Venrock Partners V, L.P. (“VP-V”), Venrock Entrepreneurs Fund V, L.P. (“VEF-V”), Venrock Management V, LLC, the general partner of VA V (“VM-V”), Venrock Partners Management V, LLC, the general partner of VP V (“VPM-V”), and VEF Management V, LLC, the general partner of VEF V (“VEFM-V” and together with VA-V, VP-V, VEF-V, VM-V and VPM-V, the “Venrock V Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”) and VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II” and together with VHCP-II and VHCP-II Co-Invest, the “VHCP II Entities”).  The Venrock V Entities and the VHCP II Entities are collectively referred to as the “Reporting Persons.”  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Consists of (i) 1,557,276 shares of common stock and 13,583 shares of common stock underlying immediately exercisable warrants held by VA-V, (ii) 132,026 shares of common stock and 1,151 shares of common stock underlying immediately exercisable warrants held by VP-V and (iii) 36,590 shares of common stock and 319 shares of common stock underlying immediately exercisable warrants held by VEF-V.

(3)                                 The shares included on rows 6, 8 and 9 do not include an aggregate of 793,344 shares of common stock held by the VHCP II Entities.  The Venrock V Entities disclaim beneficial ownership over the shares held by the VHCP II Entities.

(4)                                 This percentage is calculated based upon (i) 25,699,421 shares of common stock outstanding after the completion of the Issuer’s initial public offering, as reported in its final prospectus filed with the Securities and Exchange Commission on July 19, 2018 plus (ii) an aggregate of 15,053 shares of common stock underlying immediately exercisable warrants held by the Venrock V Entities.

CUSIP No. 210373106

1.	Name of Reporting Persons Venrock Partners V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,740,945(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,740,945(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,740,945(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 6.8%(4)

12.	Type of Reporting Person (See Instructions) PN

(1)                                 This Schedule 13G is being filed by (i) Venrock Associates V, L.P. (“VA-V”), Venrock Partners V, L.P. (“VP-V”), Venrock Entrepreneurs Fund V, L.P. (“VEF-V”), Venrock Management V, LLC, the general partner of VA V (“VM-V”), Venrock Partners Management V, LLC, the general partner of VP V (“VPM-V”), and VEF Management V, LLC, the general partner of VEF V (“VEFM-V” and together with VA-V, VP-V, VEF-V, VM-V and VPM-V, the “Venrock V Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”) and VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II” and together with VHCP-II and VHCP-II Co-Invest, the “VHCP II Entities”).  The Venrock V Entities and the VHCP II Entities are collectively referred to as the “Reporting Persons.”  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Consists of (i) 1,557,276 shares of common stock and 13,583 shares of common stock underlying immediately exercisable warrants held by VA-V, (ii) 132,026 shares of common stock and 1,151 shares of common stock underlying immediately exercisable warrants held by VP-V and (iii) 36,590 shares of common stock and 319 shares of common stock underlying immediately exercisable warrants held by VEF-V.

(3)                                 The shares included on rows 6, 8 and 9 do not include an aggregate of 793,344 shares of common stock held by the VHCP II Entities.  The Venrock V Entities disclaim beneficial ownership over the shares held by the VHCP II Entities.

(4)                                 This percentage is calculated based upon (i) 25,699,421 shares of common stock outstanding after the completion of the Issuer’s initial public offering, as reported in its final prospectus filed with the Securities and Exchange Commission on July 19, 2018 plus (ii) an aggregate of 15,053 shares of common stock underlying immediately exercisable warrants held by the Venrock V Entities.

CUSIP No. 210373106

1.	Name of Reporting Persons Venrock Entrepreneurs Fund V, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,740,945(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,740,945(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,740,945(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 6.8%(4)

12.	Type of Reporting Person (See Instructions) PN

(1)                                 This Schedule 13G is being filed by (i) Venrock Associates V, L.P. (“VA-V”), Venrock Partners V, L.P. (“VP-V”), Venrock Entrepreneurs Fund V, L.P. (“VEF-V”), Venrock Management V, LLC, the general partner of VA V (“VM-V”), Venrock Partners Management V, LLC, the general partner of VP V (“VPM-V”), and VEF Management V, LLC, the general partner of VEF V (“VEFM-V” and together with VA-V, VP-V, VEF-V, VM-V and VPM-V, the “Venrock V Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”) and VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II” and together with VHCP-II and VHCP-II Co-Invest, the “VHCP II Entities”).  The Venrock V Entities and the VHCP II Entities are collectively referred to as the “Reporting Persons.”  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Consists of (i) 1,557,276 shares of common stock and 13,583 shares of common stock underlying immediately exercisable warrants held by VA-V, (ii) 132,026 shares of common stock and 1,151 shares of common stock underlying immediately exercisable warrants held by VP-V and (iii) 36,590 shares of common stock and 319 shares of common stock underlying immediately exercisable warrants held by VEF-V.

(3)                                 The shares included on rows 6, 8 and 9 do not include an aggregate of 793,344 shares of common stock held by the VHCP II Entities.  The Venrock V Entities disclaim beneficial ownership over the shares held by the VHCP II Entities.

(4)                                 This percentage is calculated based upon (i) 25,699,421 shares of common stock outstanding after the completion of the Issuer’s initial public offering, as reported in its final prospectus filed with the Securities and Exchange Commission on July 19, 2018 plus (ii) an aggregate of 15,053 shares of common stock underlying immediately exercisable warrants held by the Venrock V Entities.

CUSIP No. 210373106

1.	Name of Reporting Persons Venrock Management V, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,740,945(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,740,945(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,740,945(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 6.8%(4)

12.	Type of Reporting Person (See Instructions) OO

(1)                                 This Schedule 13G is being filed by (i) Venrock Associates V, L.P. (“VA-V”), Venrock Partners V, L.P. (“VP-V”), Venrock Entrepreneurs Fund V, L.P. (“VEF-V”), Venrock Management V, LLC, the general partner of VA V (“VM-V”), Venrock Partners Management V, LLC, the general partner of VP V (“VPM-V”), and VEF Management V, LLC, the general partner of VEF V (“VEFM-V” and together with VA-V, VP-V, VEF-V, VM-V and VPM-V, the “Venrock V Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”) and VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II” and together with VHCP-II and VHCP-II Co-Invest, the “VHCP II Entities”).  The Venrock V Entities and the VHCP II Entities are collectively referred to as the “Reporting Persons.”  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Consists of (i) 1,557,276 shares of common stock and 13,583 shares of common stock underlying immediately exercisable warrants held by VA-V, (ii) 132,026 shares of common stock and 1,151 shares of common stock underlying immediately exercisable warrants held by VP-V and (iii) 36,590 shares of common stock and 319 shares of common stock underlying immediately exercisable warrants held by VEF-V.

(3)                                 The shares included on rows 6, 8 and 9 do not include an aggregate of 793,344 shares of common stock held by the VHCP II Entities.  The Venrock V Entities disclaim beneficial ownership over the shares held by the VHCP II Entities.

(4)                                 This percentage is calculated based upon (i) 25,699,421 shares of common stock outstanding after the completion of the Issuer’s initial public offering, as reported in its final prospectus filed with the Securities and Exchange Commission on July 19, 2018 plus (ii) an aggregate of 15,053 shares of common stock underlying immediately exercisable warrants held by the Venrock V Entities.

CUSIP No. 210373106

1.	Name of Reporting Persons Venrock Partners Management V, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,740,945(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,740,945(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,740,945(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 6.8%(4)

12.	Type of Reporting Person (See Instructions) OO

(1)                                 This Schedule 13G is being filed by (i) Venrock Associates V, L.P. (“VA-V”), Venrock Partners V, L.P. (“VP-V”), Venrock Entrepreneurs Fund V, L.P. (“VEF-V”), Venrock Management V, LLC, the general partner of VA V (“VM-V”), Venrock Partners Management V, LLC, the general partner of VP V (“VPM-V”), and VEF Management V, LLC, the general partner of VEF V (“VEFM-V” and together with VA-V, VP-V, VEF-V, VM-V and VPM-V, the “Venrock V Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”) and VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II” and together with VHCP-II and VHCP-II Co-Invest, the “VHCP II Entities”).  The Venrock V Entities and the VHCP II Entities are collectively referred to as the “Reporting Persons.”  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Consists of (i) 1,557,276 shares of common stock and 13,583 shares of common stock underlying immediately exercisable warrants held by VA-V, (ii) 132,026 shares of common stock and 1,151 shares of common stock underlying immediately exercisable warrants held by VP-V and (iii) 36,590 shares of common stock and 319 shares of common stock underlying immediately exercisable warrants held by VEF-V.

(3)                                 The shares included on rows 6, 8 and 9 do not include an aggregate of 793,344 shares of common stock held by the VHCP II Entities.  The Venrock V Entities disclaim beneficial ownership over the shares held by the VHCP II Entities.

(4)                                 This percentage is calculated based upon (i) 25,699,421 shares of common stock outstanding after the completion of the Issuer’s initial public offering, as reported in its final prospectus filed with the Securities and Exchange Commission on July 19, 2018 plus (ii) an aggregate of 15,053 shares of common stock underlying immediately exercisable warrants held by the Venrock V Entities.

CUSIP No. 210373106

1.	Name of Reporting Persons VEF Management V, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,740,945(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,740,945(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,740,945(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 6.8%(4)

12.	Type of Reporting Person (See Instructions) OO

(1)                                 This Schedule 13G is being filed by (i) Venrock Associates V, L.P. (“VA-V”), Venrock Partners V, L.P. (“VP-V”), Venrock Entrepreneurs Fund V, L.P. (“VEF-V”), Venrock Management V, LLC, the general partner of VA V (“VM-V”), Venrock Partners Management V, LLC, the general partner of VP V (“VPM-V”), and VEF Management V, LLC, the general partner of VEF V (“VEFM-V” and together with VA-V, VP-V, VEF-V, VM-V and VPM-V, the “Venrock V Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”) and VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II” and together with VHCP-II and VHCP-II Co-Invest, the “VHCP II Entities”).  The Venrock V Entities and the VHCP II Entities are collectively referred to as the “Reporting Persons.”  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Consists of (i) 1,557,276 shares of common stock and 13,583 shares of common stock underlying immediately exercisable warrants held by VA-V, (ii) 132,026 shares of common stock and 1,151 shares of common stock underlying immediately exercisable warrants held by VP-V and (iii) 36,590 shares of common stock and 319 shares of common stock underlying immediately exercisable warrants held by VEF-V.

(3)                                 The shares included on rows 6, 8 and 9 do not include an aggregate of 793,344 shares of common stock held by the VHCP II Entities.  The Venrock V Entities disclaim beneficial ownership over the shares held by the VHCP II Entities.

(4)                                 This percentage is calculated based upon (i) 25,699,421 shares of common stock outstanding after the completion of the Issuer’s initial public offering, as reported in its final prospectus filed with the Securities and Exchange Commission on July 19, 2018 plus (ii) an aggregate of 15,053 shares of common stock underlying immediately exercisable warrants held by the Venrock V Entities.

CUSIP No. 210373106

1.	Name of Reporting Persons Venrock Healthcare Capital Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 793,344(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 793,344(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 793,344(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 3.1%(4)

12.	Type of Reporting Person (See Instructions) PN

(1)                                 This Schedule 13G is being filed by (i) Venrock Associates V, L.P. (“VA-V”), Venrock Partners V, L.P. (“VP-V”), Venrock Entrepreneurs Fund V, L.P. (“VEF-V”), Venrock Management V, LLC, the general partner of VA V (“VM-V”), Venrock Partners Management V, LLC, the general partner of VP V (“VPM-V”), and VEF Management V, LLC, the general partner of VEF V (“VEFM-V” and together with VA-V, VP-V, VEF-V, VM-V and VPM-V, the “Venrock V Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”) and VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II” and together with VHCP-II and VHCP-II Co-Invest, the “VHCP II Entities”).  The Venrock V Entities and the VHCP II Entities are collectively referred to as the “Reporting Persons.”  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Consists of (i) 577,638 shares of common stock held by VHCP-II and (ii) 215,706 shares of common stock held by VHCP-II Co-Invest.

(3)                                 The shares included on rows 6, 8 and 9 do not include an aggregate of 1,725,892 shares of common stock and 15,053 shares of common stock underlying immediately exercisable warrants held by the Venrock V Entities.  The VHCP II Entities disclaim beneficial ownership over the shares held by the Venrock V Entities.

(4)                                 This percentage is calculated based upon 25,699,421 shares of common stock outstanding after the completion of the Issuer’s initial public offering, as reported in its final prospectus filed with the Securities and Exchange Commission on July 19, 2018.

CUSIP No. 210373106

1.	Name of Reporting Persons VHCP Co-Investment Holdings II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 793,344(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 793,344(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 793,344(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 3.1%(4)

12.	Type of Reporting Person (See Instructions) OO

(1)                                 This Schedule 13G is being filed by (i) Venrock Associates V, L.P. (“VA-V”), Venrock Partners V, L.P. (“VP-V”), Venrock Entrepreneurs Fund V, L.P. (“VEF-V”), Venrock Management V, LLC, the general partner of VA V (“VM-V”), Venrock Partners Management V, LLC, the general partner of VP V (“VPM-V”), and VEF Management V, LLC, the general partner of VEF V (“VEFM-V” and together with VA-V, VP-V, VEF-V, VM-V and VPM-V, the “Venrock V Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”) and VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II” and together with VHCP-II and VHCP-II Co-Invest, the “VHCP II Entities”).  The Venrock V Entities and the VHCP II Entities are collectively referred to as the “Reporting Persons.”  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Consists of (i) 577,638 shares of common stock held by VHCP-II and (ii) 215,706 shares of common stock held by VHCP-II Co-Invest.

(3)                                 The shares included on rows 6, 8 and 9 do not include an aggregate of 1,725,892 shares of common stock and 15,053 shares of common stock underlying immediately exercisable warrants held by the Venrock V Entities.  The VHCP II Entities disclaim beneficial ownership over the shares held by the Venrock V Entities.

(4)                                 This percentage is calculated based upon 25,699,421 shares of common stock outstanding after the completion of the Issuer’s initial public offering, as reported in its final prospectus filed with the Securities and Exchange Commission on July 19, 2018.

CUSIP No. 210373106

1.	Name of Reporting Persons VHCP Management II, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒(1)

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 793,344(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 793,344(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 793,344(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☒(3)

11.	Percent of Class Represented by Amount in Row (9) 3.1%(4)

12.	Type of Reporting Person (See Instructions) OO

(1)                                 This Schedule 13G is being filed by (i) Venrock Associates V, L.P. (“VA-V”), Venrock Partners V, L.P. (“VP-V”), Venrock Entrepreneurs Fund V, L.P. (“VEF-V”), Venrock Management V, LLC, the general partner of VA V (“VM-V”), Venrock Partners Management V, LLC, the general partner of VP V (“VPM-V”), and VEF Management V, LLC, the general partner of VEF V (“VEFM-V” and together with VA-V, VP-V, VEF-V, VM-V and VPM-V, the “Venrock V Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P. (“VHCP-II”), VHCP Co-Investment Holdings II, LLC (“VHCP-II Co-Invest”) and VHCP Management II, LLC, the general partner of VHCP-II and the manager of VHCP-II Co-Invest (“VHCPM-II” and together with VHCP-II and VHCP-II Co-Invest, the “VHCP II Entities”).  The Venrock V Entities and the VHCP II Entities are collectively referred to as the “Reporting Persons.”  The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)                                 Consists of (i) 577,638 shares of common stock held by VHCP-II and (ii) 215,706 shares of common stock held by VHCP-II Co-Invest.

(3)                                 The shares included on rows 6, 8 and 9 do not include an aggregate of 1,725,892 shares of common stock and 15,053 shares of common stock underlying immediately exercisable warrants held by the Venrock V Entities.  The VHCP II Entities disclaim beneficial ownership over the shares held by the Venrock V Entities.

(4)                                 This percentage is calculated based upon 25,699,421 shares of common stock outstanding after the completion of the Issuer’s initial public offering, as reported in its final prospectus filed with the Securities and Exchange Commission on July 19, 2018.

CUSIP No. 210373106

Introductory Note: This Statement on Schedule 13G is filed on behalf of (i) Venrock Associates V, L.P., a limited partnership organized under the laws of the State of Delaware (“VA-V”), Venrock Partners V, L.P., a limited partnership organized under the laws of the State of Delaware (“VP-V”), Venrock Entrepreneurs Fund V, L.P., a limited partnership organized under the laws of the State of Delaware (“VEF-V”), Venrock Management V, LLC, a limited liability company organized under the laws of the State of Delaware (“VM-V”), Venrock Partners Management V, LLC, a limited liability company organized under the laws of the State of Delaware (“VPM-V”), and VEF Management V, LLC, a limited liability company organized under the laws of the State of Delaware (“VEFM-V” and together with VA-V, VP-V, VEF-V, VM-V and VPM-V, the “Venrock V Entities”) and (ii) Venrock Healthcare Capital Partners II, L.P., a limited partnership organized under the laws of the State of Delaware (“VHCP-II”), VHCP Co-Investment Holdings II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCP-II Co-Invest”) and VHCP Management II, LLC, a limited liability company organized under the laws of the State of Delaware (“VHCPM-II” and together with VHCP-II and VHCP-II Co-Invest, the “VHCP II Entities”), in respect of shares of common stock of Constellation Pharmaceuticals, Inc.

Item 1.

(a)     Name of Issuer

Constellation Pharmaceuticals, Inc.

(b)     Address of Issuer’s Principal Executive Offices

215 First Street, Suite 200

Cambridge, Massachusetts 02142

Item 2.

(a)     Name of Person Filing

Venrock Associates V, L.P.

Venrock Partners V, L.P.

Venrock Entrepreneurs Fund V, L.P.

Venrock Management V, LLC

Venrock Partners Management V, LLC

VEF Management V, LLC

Venrock Healthcare Capital Partners II, L.P.

VHCP Co-Investment Holdings II, LLC

VHCP Management II, LLC

(b)     Address of Principal Business Office or, if none, Residence

New York Office:	Palo Alto Office:	Boston Office:

7 Bryant Park	3340 Hillview Avenue	34 Farnsworth Street
23rd Floor	Palo Alto, CA 94304	3rd Floor
New York, NY 10018		Boston, MA 02210

(c)     Citizenship

Each of VA-V, VP-V, VEF-V and VHCP-II are limited partnerships organized in the State of Delaware. Each of VM-V, VPM-V, VEFM-V, VHCP-II Co-Invest and VHCPM-II are limited liability companies organized in the State of Delaware.

(d)     Title of Class of Securities

Common Stock

(e)     CUSIP Number

210373106

Item 3.        If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

CUSIP No. 210373106

Item 4.   Ownership

(a)     Amount Beneficially Owned as of July 23, 2018:

Venrock Associates V, L.P.	1,740,945	(1)
Venrock Partners V, L.P.	1,740,945	(1)
Venrock Entrepreneurs Fund V, L.P.	1,740,945	(1)
Venrock Management V, LLC	1,740,945	(1)
Venrock Partners Management V, LLC	1,740,945	(1)
VEF Management V, LLC	1,740,945	(1)
Venrock Healthcare Capital Partners II, L.P.	793,344	(2)
VHCP Co-Investment Holdings II, LLC	793,344	(2)
VHCP Management II, LLC	793,344	(2)

(b)     Percent of Class as of July 23, 2018:

Venrock Associates V, L.P.	6.8%
Venrock Partners V, L.P.	6.8%
Venrock Entrepreneurs Fund V, L.P.	6.8%
Venrock Management V, LLC	6.8%
Venrock Partners Management V, LLC	6.8%
VEF Management V, LLC	6.8%
Venrock Healthcare Capital Partners II, L.P.	3.1%
VHCP Co-Investment Holdings II, LLC	3.1%
VHCP Management II, LLC	3.1%

(c)     Number of shares as to which the person has, as of July 23, 2018:

(i)      Sole power to vote or to direct the vote

Venrock Associates V, L.P.	0
Venrock Partners V, L.P.	0
Venrock Entrepreneurs Fund V, L.P.	0
Venrock Management V, LLC	0
Venrock Partners Management V, LLC	0
VEF Management V, LLC	0
Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
VHCP Management II, LLC	0

(ii)     Shared power to vote or to direct the vote

Venrock Associates V, L.P.	1,740,945	(1)
Venrock Partners V, L.P.	1,740,945	(1)
Venrock Entrepreneurs Fund V, L.P.	1,740,945	(1)
Venrock Management V, LLC	1,740,945	(1)
Venrock Partners Management V, LLC	1,740,945	(1)
VEF Management V, LLC	1,740,945	(1)
Venrock Healthcare Capital Partners II, L.P.	793,344	(2)
VHCP Co-Investment Holdings II, LLC	793,344	(2)
VHCP Management II, LLC	793,344	(2)

CUSIP No. 210373106

(iii)    Sole power to dispose or to direct the disposition of

Venrock Associates V, L.P.	0
Venrock Partners V, L.P.	0
Venrock Entrepreneurs Fund V, L.P.	0
Venrock Management V, LLC	0
Venrock Partners Management V, LLC	0
VEF Management V, LLC	0
Venrock Healthcare Capital Partners II, L.P.	0
VHCP Co-Investment Holdings II, LLC	0
VHCP Management II, LLC	0

(iv)    Shared power to dispose or to direct the disposition of

Venrock Associates V, L.P.	1,740,945	(1)
Venrock Partners V, L.P.	1,740,945	(1)
Venrock Entrepreneurs Fund V, L.P.	1,740,945	(1)
Venrock Management V, LLC	1,740,945	(1)
Venrock Partners Management V, LLC	1,740,945	(1)
VEF Management V, LLC	1,740,945	(1)
Venrock Healthcare Capital Partners II, L.P.	793,344	(2)
VHCP Co-Investment Holdings II, LLC	793,344	(2)
VHCP Management II, LLC	793,344	(2)

(1)              These shares are owned directly as follows: (i) 1,557,276 shares of common stock and 13,583 shares of common stock underlying immediately exercisable warrants held by VA-V, (ii) 132,026 shares of common stock and 1,151 shares of common stock underlying immediately exercisable warrants held by VP-V and (iii) 36,590 shares of common stock and 319 shares of common stock underlying immediately exercisable warrants held by VEF-V.

(2)              These shares are owned directly as follows: (i) 577,638 shares of common stock held by VHCP-II and (ii) 215,706 shares of common stock held by VHCP-II Co-Invest.

Item 5.   Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.        Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.   Identification and Classification of Members of the Group

Not Applicable

Item 9.   Notice of Dissolution of a Group

Not Applicable

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

CUSIP No. 210373106

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: August 2, 2018

Venrock Associates V, L.P.		Venrock Management V, LLC

By:	Venrock Management V, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Partners V, L.P.		Venrock Partners Management V, LLC

By:	Venrock Partners Management V, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Entrepreneurs Fund V, L.P.		VEF Management V, LLC

By:	VEF Management V, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Healthcare Capital Partners II, L.P.		VHCP Management II, LLC

By:	VHCP Management II, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

VHCP Co-Investment Holdings II, LLC

By:	VHCP Management II, LLC,
its Manager

By:	/s/ David Stepp
Authorized Signatory

EXHIBITS

A:	Joint Filing Agreement

EXHIBIT A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Constellation Pharmaceuticals, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 2nd day of August, 2018.

Venrock Associates V, L.P.		Venrock Management V, LLC

By:	Venrock Management V, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Partners V, L.P.		Venrock Partners Management V, LLC

By:	Venrock Partners Management V, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Entrepreneurs Fund V, L.P.		VEF Management V, LLC

By:	VEF Management V, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Healthcare Capital Partners II, L.P.		VHCP Management II, LLC

By:	VHCP Management II, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

VHCP Co-Investment Holdings II, LLC

By:	VHCP Management II, LLC,
its Manager

By:	/s/ David Stepp
Authorized Signatory